Exhibit 99.1

FOR FURTHER INFORMATION: Michael W. McCarthy Vice President – Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

Press Release

FOR IMMEDIATE RELEASE

Tuesday, May 16, 2006

PHOTRONICS ANNOUNCES RECORD SECOND QUARTER REVENUES

Second Quarter Highlights:

•	Net revenues of $119.5 million set new quarterly record

•	Earnings of $0.12 per diluted share includes the impact of the $0.22 per diluted share charge related to North American restructuring charges and $0.04 from gains on sales of certain investments

BROOKFIELD, Connecticut May 16, 2006 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2006 second quarter and six month results for the period ended April 30, 2006.

Sales for the quarter were a record $119.5 million, up 5.8%, compared to $112.9 million for the second quarter of 2005. Net income for the second quarter of fiscal 2006 amounted to $5.3 million, or $0.12 per diluted share, compared to the prior year’s second quarter net income of $10.6 million, or $0.28 per diluted share. Net income for the second quarter of 2006 included: a charge of $11.4 million after tax, or $0.22 per diluted share in connection with the Company’s previously disclosed restructuring of its operations in North America; and a gain on sales of certain investments of $2.2 million after tax, or $0.04 per diluted share.

Sales for the first six months of 2006 were $231.4 million, up 8.1% from the $214.1 million for the first half of fiscal 2005. Net income for the first six months of fiscal 2006 amounted to $15.0 million, or $0.34 per diluted share, compared to the prior year’s first six months net income of $15.1 million, or $0.41 per diluted share.

Michael J. Luttati, Chief Executive Officer commented, “We are very pleased with our second quarter performance which builds on the momentum we started in Q1. Revenue growth coupled with continued cost control discipline resulted in solid bottom line performance despite the restructuring charges we incurred as a result of our decision to close our Austin facility. Our efforts in the second quarter go beyond just the numbers as we initiated several key strategic actions that are transforming the Company toward achieving our goal of profitable technology leadership. First, we held the grand

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Photronics, Inc.    15 Secor Road  •  Brookfield, Connecticut 06804  •  (203)775-9000  •  www.photronics.com

PHOTRONICS ANNOUNCES RECORD SECOND QUARTER REVENUES	PAGE TWO

opening of our state-of-the-art flat panel mask production facility in Taichung, Taiwan. With the display industry in Taiwan aggressively investing in advanced large screen process technologies, Photronics has strengthened its competitive and leadership position there, complimenting our already strong position in serving customers in Korea.”

“Next we acted on the closure of our Austin facility. In addition to the cost savings associated with closing this underutilized facility, the redeployment of advanced manufacturing systems will enable Photronics to support a larger number of our customers requiring 90 nanometer process technologies. And finally, our most recent announcement regarding the MP Mask Technology Center, LLC represents the center piece of our 45 nanometer and below technology development strategy. This partnership with Micron Technology is one that we believe will provide the best long-term solution in serving our technology development needs and puts us in a very attractive competitive position for share gains in the high-end integrated circuit mask market.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Wednesday, May 17th and will be archived for instant replay access until the Company reports its fiscal third quarter results after the market closes on Tuesday, August 15, 2006. The live call dial-in number is (212)676-5290.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the joint venture, the planned fabrication facility, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facility, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

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Photronics, Inc.    15 Secor Road  •  Brookfield, Connecticut 06804  •  (203)775-9000  •  www.photronics.com

PHOTRONICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30 2006	May 1 2005	April 30 2006	May 1 2005
Net sales	$119,471	$112,893	$231,419	$214,076
Costs and expenses:
Cost of sales	77,663	74,457	153,428	143,640
Selling, general and administrative	15,726	13,521	30,914	26,239
Research and development	7,993	8,120	16,243	15,895
Consolidation, restructuring and related charges	11,426	—	11,426	—

Operating income	6,663	16,795	19,408	28,302
Other income (expense), net	3,792	(2,057)	5,564	(5,081)

Income before income taxes and minority interest	10,455	14,738	24,972	23,221
Income tax provision	3,814	2,617	7,632	4,452

Income before minority interest	6,641	12,121	17,340	18,769
Minority interest	(1,376)	(1,547)	(2,382)	(3,650)

Net income	$5,265	$10,574	$14,958	$15,119

Earnings per share:
Basic	$0.13	$0.32	$0.36	$0.46

Diluted	$0.12	$0.28	$0.34	$0.41

Weighted average number of common shares outstanding:
Basic	41,334	32,817	41,325	32,760

Diluted	50,987	42,398	50,966	42,346

PHOTRONICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	April 30 2006	October 30 2005
Assets

Current assets:
Cash, cash equivalents and short-term investments of $76,984 in 2006 and $90,600 in 2005	$279,866	$286,649
Accounts receivable	76,891	70,006
Inventories	26,801	20,536
Other current assets	10,298	7,144

Total current assets	393,856	384,335

Property, plant and equipment, net	445,804	412,429
Goodwill	133,813	136,334
Other assets	21,810	12,631

	$995,283	$945,729

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$86,612	$4,813
Accounts payable	44,773	42,923
Other accrued liabilities	40,447	36,042

Total current liabilities	171,832	83,778

Long-term debt	162,287	238,949
Deferred income taxes and other liabilities	18,848	15,310
Minority interest	44,662	45,817

Shareholders’ equity	597,654	561,875

	$995,283	$945,729

PHOTRONICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	April 30 2006	May 1 2005
Cash flows from operating activities:
Net income	$14,958	$15,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,921	42,967
Restructuring and related charges	11,426	—
Changes in assets and liabilities and other	(21,150)	6,522

Net cash provided by operating activities	50,155	64,608

Cash flows from investing activities:
Purchases of property, plant and equipment	(56,572)	(38,091)
Purchases of short-term investments	(32,819)	(37,895)
Proceeds from sales of short-term investments and other	47,877	54,019
Acquisition of additional interest in PK Ltd.	(8,432)	(40,350)

Net cash used in investing activities	(49,946)	(62,317)

Cash flows from financing activities:
Proceeds from (repayment of) long-term debt	4,564	(56,193)
Proceeds from issuance of common stock	730	2,199

Net cash provided by (used in) financing activities	5,294	(53,994)

Effect of exchange rate changes on cash flows	1,330	771

Net increase (decrease) in cash and cash equivalents	6,833	(50,932)
Cash and cash equivalents, beginning of period	196,049	142,300

Cash and cash equivalents, end of period	$202,882	$91,368

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$8,993	$(6,319)